Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040

ALLEGIANCE BANCSHARES, INC.
ANNOUNCES MERGER WITH
POST OAK BANCSHARES, INC.

HOUSTON, April 30, 2018 - Allegiance Bancshares, Inc. (NASDAQ: ABTX) (“Allegiance”), the holding company of Allegiance Bank, today announced the signing of a definitive merger agreement with Post Oak Bancshares, Inc. (“Post Oak”), the holding company of Post Oak Bank, N.A., whereby Post Oak will be merged with and into Allegiance.

Post Oak Bank, N.A. operates thirteen (13) banking locations: twelve (12) located throughout the greater Houston MSA and one in Beaumont, just outside of Houston. As of March 31, 2018, Post Oak, on a consolidated basis, reported total assets of $1.43 billion, total loans of $1.15 billion and total deposits of $1.24 billion.

Under the terms of the definitive agreement, Allegiance will issue 0.7017 shares of Allegiance common stock for each outstanding share of, and option to purchase a share of, Post Oak capital stock, subject to certain conditions and potential adjustments.

"We are excited about the opportunity to become partners with Post Oak, an exceptional institution that, like Allegiance, prides itself on being a strong community bank,” said George Martinez, Chairman and Chief Executive Officer of Allegiance. “I have admired the leadership and growth that the entire Post Oak organization has achieved, and I am elated that we will soon be on the same team. Post Oak’s success can be attributed to its experienced financial services professionals and the culture they have created. We believe our banks will fit together nicely and are thrilled for our respective customers, bankers and shareholders to realize the near and long-term benefits and value creation opportunities this combination provides. With this merger, we will surpass $4 billion in total assets, which we believe will allow us to gain valuable scale. The combined company will be well-positioned to take advantage of organic and strategic growth opportunities that will further enhance shareholder value as Houston’s largest community bank. We all look forward to this new partnership – both for the positive impact it will have on the combined customer and associate base, and also the contributions it will make to the communities our combined company will serve,” concluded Martinez.

Roland Williams, President, Chairman and Chief Executive Officer of Post Oak, added, “We are pleased to be joining with an organization that so strongly complements and builds upon Post Oak’s established tradition of customer, employee and community focus. Both we and Allegiance are committed to the idea that Houston deserves an impactful financial services institution with significant scale that operates with the culture of a community bank with local decision making led by banking professionals who are experienced and established in the Houston market. Combining these two great community banks will enable us to expand on what each of the banks has created in the Houston market. We are excited about the future growth opportunities as we continue this tradition with Allegiance,” commented Williams.

Upon completion of the transaction, Roland Williams will serve as Executive Vice Chairman of Allegiance Bank.

The merger has been unanimously approved by the boards of directors of both companies and is expected to close during the fourth quarter of 2018, although delays may occur. The transaction is subject to certain conditions, including the approval by Allegiance and Post Oak shareholders and customary regulatory approvals.
Post Oak was advised in this transaction by Performance Trust Capital Partners, LLC as financial advisor and Fenimore Kay Harrison & Ford LLP as legal counsel. Bracewell LLP was legal counsel to Allegiance and Raymond James & Associates, Inc. issued a fairness opinion to Allegiance’s board of directors.
In addition to the information contained within this announcement, an Investor Presentation has been posted on Allegiance’s website (www.allegiancebank.com) containing additional information regarding this transaction.

Conference Call and Live Webcast
Allegiance will host a live conference call at 4:00 p.m. Central Time today to discuss the transaction and answer appropriate questions. The conference call can be accessed by dialing (877) 279-2520, or for international callers, (531) 289-2888, and enter the conference ID number 9696947. A simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under News and Events – News.

Conference Call Webcast Archive
If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Webcasts and Presentations – Webcasts.

About Allegiance Bancshares, Inc.
Allegiance is a $2.89 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium sized businesses and individual customers. Allegiance’s super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks. Allegiance Bank operates 16 full-service banking locations and one loan production office in the Houston metropolitan area. Visit www.allegiancebank.com for more information.

Additional Information
In connection with the proposed merger of Post Oak into Allegiance, Allegiance intends to file a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares of Allegiance's common stock that will be issued to Post Oak shareholders in connection with the transaction. The registration statement will include a joint proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction, which will be sent to the shareholders of Allegiance and Post Oak seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ALLEGIANCE, POST OAK AND THE PROPOSED TRANSACTION.

Certain of Allegiance’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Allegiance and Post Oak in connection with the proposed transaction.  Information about the directors and executive officers of Allegiance and their ownership of Allegiance’s common stock is set forth in Allegiance’s proxy statement filed with the SEC on March 15, 2018.

Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission on its website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Allegiance on its website at http://www.allegiancebank.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors may include, but are not limited to, the ability of Allegiance and Post Oak to complete the merger transaction; the ability of Allegiance and Post Oak to satisfy the conditions to the completion of the merger transaction, including the approval of the merger transaction by Allegiance’s and Post Oak’s shareholders and the receipt of all regulatory approvals required for the merger transaction on the terms expected in the merger agreement; the ability of Allegiance and Post Oak to meet expectations regarding the timing, completion and accounting and tax treatments of the merger transaction; the possibility that any of the anticipated benefits of the merger transaction will not be realized or will not be realized as expected; the failure of the merger transaction to close for any other reason; the effect of the announcement of the merger transaction on Allegiance’s operating results; the possibility that the merger transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events and the impact of all other factors generally understood to affect the assets, business, cash flows, financial condition, liquidity, prospects and/or results of operations of financial services companies and the other factors described under the caption “Risk Factors” in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Financial Information, SEC Filings. Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT: Allegiance Bancshares, Inc.
ir@allegiancebank.com